Exhibit (a)(5)(ix)
News Release

Contact:	Joseph F. Furlong	or	Stephen L. Clanton
	President and CEO		Executive VP & CFO
	(615) 221-8884		(615) 221-8884
Primary Contact
     For Immediate Release
AMERICAN HOMEPATIENT ANNOUNCES EXTENSION
OF SELF-TENDER OFFER
BRENTWOOD, Tenn. (August 4, 2010) — American HomePatient, Inc. (OTCBB: AHOM) (“American HomePatient” or the “Company”), one of the nation’s largest home health care providers, today announced that it is extending its previously announced self-tender offer for all outstanding shares of common stock of the Company at $0.67 per share, until 5:00 P.M., New York City time, Wednesday, August 25, 2010. The tender offer was previously set to expire at 5:00 P.M., New York City Time, Wednesday, August 4, 2010, and the terms of the tender offer contemplate that the tender offer may be extended in order to satisfy the tender offer condition that the number of shares tendered, when added to the number of shares owned by Highland Capital Management, L.P. and its affiliates, constitute at least 90% of the then outstanding shares of common stock.
As of the close of business on August 4, 2010, 6,848,732 shares of common stock had been tendered in and not withdrawn from the offer. These tendered shares, when added to the number of shares owned by Highland Capital Management, L.P. and its affiliates, constitute approximately 87% of the outstanding shares of common stock.
American HomePatient, a Nevada corporation, is one of the nation’s largest home health care providers with operations in 33 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home.
This press release is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell any securities of American HomePatient. The solicitation and offer to purchase shares of American HomePatient common stock is being made pursuant to a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents filed on July 7, 2010 with the SEC by American HomePatient and subsequently amended on July 22, 2010. These documents contain important information, including the terms and conditions of the Offer. Investors and security holders of American HomePatient common stock are urged to read each of these documents and any amendments to these documents carefully prior to making any decisions with respect to the Offer.
Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding the restructuring plan and its components (including the self-tender offer), the ability to complete the restructuring plan and the effect of not completing the restructuring plan, the status of the Company’s secured debt, current and future reimbursement rates, and reimbursement reductions and the Company’s ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.